Ex-99.a.14

Scout Funds
Officer’s Certificate

THE UNDERSIGNED, Secretary of Scout Funds (the “Trust”), a multi-series Delaware statutory trust registered as an open-end, management investment company under the Investment Company Act of 1940, as amended, does hereby certify that the following preambles and resolutions designating an additional series of the Trust were duly adopted and became effective at a meeting of the Board of Trustees of the Trust (the “Board”) held on November 21, 2013, all in accordance with the laws of the State of Delaware and pursuant to Article III, Sections 1, 5 and 6 of the Trust’s Agreement and Declaration of Trust, and that such resolutions are incorporated by reference into the Agreement and Declaration of Trust in accordance with Article III, Section 6 thereof.

WHEREAS, management of the Trust has recommended to the Board that an additional series of shares of beneficial interest of the Trust be established and designated, as hereafter described; and

WHEREAS, Section 1 of Article III of the Agreement and Declaration of Trust of the Trust provides that the beneficial interest of the Trust is divided into an unlimited number of shares, and Section 6 of Article III authorizes the Board to divide the shares into separate series, and to divide such series into separate classes of shares, with such variations in the relative rights and preferences between the different series or classes as shall be fixed and determined by the Board; and

WHEREAS, the Board desires to establish and designate one additional series of shares of beneficial interest in the Trust.

NOW, THEREFORE, IT IS

RESOLVED, that, pursuant to Article III, Section 6, of the Trust’s Agreement and Declaration of Trust, a series of shares of beneficial interest in the Trust is hereby established and designated as the Scout Equity Opportunity Fund series (the “New Fund”), and an unlimited number of shares of beneficial interest are hereby classified and allocated to such series, all with the relative rights and preferences as set forth in the Agreement and Declaration of Trust or any amendments thereto; and it is

FURTHER RESOLVED, that the appropriate officers of the Trust be, and each of them hereby is, authorized and directed to prepare a certificate evidencing the Board’s above establishment and designation of the Trust’s additional series of shares of beneficial interest as the New Fund and to insert a copy of such certificate in the Trust’s minute book and to see that a copy is kept at the Trust’s principal office for the transaction of its business.

IN WITNESS WHEREOF, I have hereunto set my hand as such officer of the Trust as of the 24th day of March, 2014.

SCOUT FUNDS

/s/ Jessica A. Schubel
By: Jessica A. Schubel, Secretary

Filed with the minutes of the proceedings of the Trust this 24th day of March, 2014.